Exhibit 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 11, 2017

Alexander & Baldwin, Inc.

Alexander & Baldwin REIT Holdings, Inc.

822 Bishop St.

Honolulu, HI 96813

Re:	United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Alexander & Baldwin, Inc., a Hawaii corporation (“A&B”), and Alexander & Baldwin REIT Holdings, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of A&B (“A&B REIT Holdings”), in connection with (i) the proposed merger (the “Merger”) of A&B REIT Merger Corporation, a Hawaii corporation and a direct, wholly owned subsidiary of A&B REIT Holdings (“Merger Sub”), with and into A&B, with A&B continuing as the surviving corporation, pursuant to the merger agreement between A&B, A&B REIT Holdings, and Merger Sub (the “Merger Agreement”), and (ii) the filing of a registration statement on Form S-4 with the Securities and Exchange Commission (File No. 333-219274) (the “Registration Statement”). Promptly following the Merger, (i) A&B will be converted into a Hawaii limited liability company and will be renamed “Alexander & Baldwin Investments, LLC,” which we refer to as the “LLC Conversion,” and (ii) A&B REIT Holdings will change its name to “Alexander & Baldwin, Inc.” Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Merger

Alexander & Baldwin, Inc.

Alexander & Baldwin REIT Holdings, Inc.

September 11, 2017

Agreement, and (iii) such other documents and information provided to us by A&B as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, A&B has provided us with, and we are relying upon, a certificate containing certain representations and covenants of officers of A&B and A&B REIT Holdings (the “Merger Officers’ Certificate”) relating to, among other things, the intended and expected consequences of the Merger.

For purposes of our opinion, we have not independently verified all of the facts, statements, representations and covenants set forth in the Merger Officers’ Certificate, the Registration Statement, or any other document. Consequently, we have relied on A&B’s representation that the facts, statements, representations and covenants presented in the Merger Officers’ Certificate, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describe all material facts and matters addressed in the Merger Officers’ Certificate and Registration Statement. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Merger Officers’ Certificate or the Registration Statement may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms, and (ii) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement and none of the material terms or conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS, or, if challenged, by a court.

Based on and subject to the foregoing, we are of the opinion that the Merger, together with the LLC Conversion, will qualify as a reorganization within the meaning of section 368(a) of the Code, and each of A&B and A&B REIT Holdings will be a party to that reorganization within the meaning of section 368(b) of the Code. A&B shareholders will not recognize any gain or loss upon the conversion of shares of A&B common stock into A&B REIT Holdings common stock in the Merger, other than possibly non-U.S. persons that own or have owned in excess of 10% of A&B common stock.

We express no opinion with respect to the matters addressed in this opinion except as set forth above. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or other administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Alexander & Baldwin, Inc.

Alexander & Baldwin REIT Holdings, Inc.

September 11, 2017

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Risk Factors,” “Background of the REIT Conversion and the Merger,” “U.S. Federal Income Tax Considerations,” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP